Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Vivos Therapeutics, Inc. and Subsidiaries’ Registration Statements on this Form S-1 of our report dated March 25, 2021, relating to the 2020 consolidated financial statements that appear in the Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Plante & Moran, PLLC

Denver, Colorado

April 27, 2021